Exhibit 1

MI Developments Inc. 455 Magna Drive Aurora, Ontario L4G 7A9 Tel (905) 713-6322 Fax (905) 713-6332

MI DEVELOPMENTS POSTPONES SPECIAL MEETING TO ACCOMMODATE
ONGOING SHAREHOLDER DISCUSSIONS ON REORGANIZATION PROPOSAL

June 27, 2008, Aurora, Ontario, Canada – MI Developments Inc. (MID) (TSX: MIM.A, MIM.B; NYSE: MIM) today announced that, in light of shareholder discussions relating to potential amendments to the reorganization proposal received by MID’s Board of Directors on March 31, 2008 (the “Reorganization Proposal”), the special meeting of MID shareholders to consider the Reorganization Proposal, previously called for July 24, 2008, will be postponed.

The Board of Directors of MID has constituted a Special Committee of independent directors to review and make recommendations to the Board relating to the Reorganization Proposal. Neither the Special Committee nor the Board has made any decisions or recommendations with respect to the Reorganization Proposal, and the Board may further postpone or cancel the special meeting at any time.

The implementation of the Reorganization Proposal would be subject to applicable shareholder, court and regulatory approvals and certain other material conditions, some of which are beyond MID’s control.  There can be no assurance that the transaction contemplated by the Reorganization Proposal, either as currently structured or in an amended form, or any other transaction, will be completed.

About MID

MID is a real estate operating company focusing primarily on the ownership, leasing, management, acquisition and development of a predominantly industrial rental portfolio for Magna International Inc. and its subsidiaries in North America and Europe. MID also acquires land that it intends to develop for mixed-use and residential projects. MID holds a controlling interest in Magna Entertainment Corp., North America’s number one owner and operator of horse racetracks, based on revenue, and one of the world’s leading suppliers, via simulcasting, of live horse racing content to the growing intertrack, off-track and account wagering markets.

For further information about this press release, please contact John Simonetti, MID’s Chief Executive Officer, at (905) 726-7619.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of applicable securities legislation.  Forward-looking statements may include, among others, statements relating to the Reorganization Proposal and the terms and conditions of such proposal.  Words such as “may”, “would”, “could”, “will”, “likely”, “expect”, “anticipate”, “believe”, “intend”, “plan”, “forecast”, “project”, “estimate” and similar expressions are used to identify forward-looking statements.  Forward-looking statements should not be read as guarantees of future events or results and will not necessarily be accurate indications of whether or the times at or by which such future events or results will be achieved.  Undue reliance should not be placed on such statements.  Forward-looking statements are based on information available at the time and/or management’s good faith assumptions and analyses, and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company’s control, that could cause actual events or results to differ materially from such forward-looking statements.  Important factors that could cause such differences include, but are not limited to the risks that: the parties will not proceed with the Reorganization Proposal; if the parties decide to proceed with a transaction, the terms of such transaction may differ from those that are contemplated by the term sheet for the Reorganization Proposal; and if the parties decide to proceed with a transaction, such transaction may not be successfully completed for any reason (including the failure to obtain any required approvals).  Other important factors are set forth in the “Risk Factors” section in MID’s Annual Information Form for 2007, filed on SEDAR at www.sedar.com and attached as Exhibit 1 to MID’s Annual Report on Form 40-F for the year ended December 31, 2007, which investors are strongly advised to review.  The “Risk Factors” section also contains information about the material factors or assumptions underlying such forward-looking statements.  Forward-looking statements speak only as of the date the statements were made and unless otherwise required by applicable securities laws, MID expressly disclaims any intention and undertakes no obligation to update or revise any forward-looking statements contained in this press release to reflect subsequent information, events or circumstances or otherwise.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any securities contemplated to be issued pursuant to the Reorganization Proposal have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.